EXHIBIT 4.1
EXECUTION VERSION
UNIVERSAL AMERICAN CORP.
4.00% Convertible Senior Notes due 2021

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 28, 2017

Supplementing the Indenture, dated as of June 27, 2016,
between Universal American Corp., as Issuer,
and
U.S. Bank National Association, as Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of April 28, 2017 (this “First Supplemental Indenture”), by and among Universal American Corp., a Delaware Corporation, as Issuer, (the “Company”), and U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).
Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of June 27, 2016 (the “Indenture”) providing for the issuance of 4.00% Convertible Senior Notes due 2021 (the “Notes”);
WHEREAS, the Company, together with WellCare Health Plans, Inc., a Delaware corporation (“WellCare”), Wind Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of WellCare (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of November 17, 2016, pursuant to which as of the date hereof Merger Sub will be merged with and into the Company (the “Merger”) and certain other transactions will be effected, pursuant to which the Company will survive as an indirect wholly owned subsidiary of WellCare;
WHEREAS, the Merger is a “Merger Event” under Section 14.07 of the Indenture;
WHEREAS, pursuant to Section 14.07(a) of the Indenture, if the Company is party to a Merger Event, prior to or at the effective time of such Merger Event, the Company shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) of the Indenture providing for such change in the right to convert each $1,000 principal amount of Notes into the Reference Property;
WHEREAS, pursuant to Section 10.01(g) of the Indenture, the Company may amend the Indenture without the consent of any Holders in connection with any Merger Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07; and
WHEREAS, pursuant to Section 14.07(a) of the Indenture, this First Supplemental Indenture shall provide that if the holders of the Common Stock receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03), multiplied by the price paid per share of Common Stock in such Merger Event; and
WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and all things necessary to make this First Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:
1.	Effect. This First Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.
2.	Conversion Right. In accordance with Section 14.07 and subject to Section 14.03 of the Indenture, at and after the effective time of the Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the Reference Property with respect to the Merger Event, which shall be cash equal to $1,058.89 per $1,000 principal amount of Notes, and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property pursuant to the terms of the Indenture; provided that, in the event that a Holder elects to convert its Notes in connection with a Make-Whole Fundamental Change in accordance with Section 14.03 of the Indenture, the Company shall, under the circumstances and according to the terms described in Section 14.03 of the Indenture, increase the Conversion Rate for the Notes so surrendered for conversion by the Additional Shares.
3.	Stock Price. The definition of the Stock Price with respect to Common Stock in Section 14.03(c) of the Indenture is hereby deleted and replaced in its entirety with the following:
“Stock Price” means, with respect to a share of Common Stock, $10.00.
4.	Responsibility of Trustee. The Trustee shall not be responsible for the validity or sufficiency of this First Supplemental Indenture or as to the due execution thereof by the Company or as to recitals contained herein, all of which are made solely by the Company. The Trustee shall have no duty to determine the correctness of any provision or calculations contained in this First Supplemental Indenture.
5.	Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

6.	Multiple Originals. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
7.	Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.
8.	Part of Indenture. This First Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
9.	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Indenture as of the date first written above.
UNIVERSAL AMERICAN CORP.

By:	/s/ Richard A. Barasch
	Name:	Richard A. Barasch
	Title:	Chairman and CEO

U.S. BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ William G. Keenan
	Name:	William G. Keenan
	Title:	Vice President

Signature Page to Supplemental Indenture